Press Release For immediate release
Invesco Ltd. Announces June 30, 2016
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, July 12, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $779.6 billion, a decrease of 1.5% month over month. The decrease was driven by foreign exchange, lower money market AUM, and outflows in PowerShares QQQ. FX decreased AUM by $7.1 billion. Long-term net flows were positive and consistent with amounts previously disclosed on June 30th. Preliminary average total AUM for the quarter through June 30 were $784.5 billion, and preliminary average active AUM for the quarter through June 30 were $652.8 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2016(a)	$779.6	$348.8	$196.3	$47.4	$71.1(b)	$116.0
May 31, 2016	$791.1	$360.1	$194.5	$47.9	$75.5	$113.1
April 30, 2016	$783.7	$358.4	$192.6	$47.8	$72.2	$112.7
March 31, 2016	$771.5	$359.5	$187.1	$46.8	$68.6	$109.5
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2016(a)	$646.1	$263.9	$157.4	$47.4	$70.9(b)	$106.5
May 31, 2016	$657.7	$273.8	$156.5	$47.9	$75.4	$104.1
April 30, 2016	$653.6	$273.5	$156.1	$47.8	$72.1	$104.1
March 31, 2016	$640.4	$272.4	$151.5	$46.8	$68.5	$101.2
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2016(a)	$133.5	$84.9	$38.9	$—	$0.2(b)	$9.5
May 31, 2016	$133.4	$86.3	$38.0	$—	$0.1	$9.0
April 30, 2016	$130.1	$84.9	$36.5	$—	$0.1	$8.6
March 31, 2016	$131.1	$87.1	$35.6	$—	$0.1	$8.3

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $63.1 billion in institutional money market AUM and $8.0 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

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